Exhibit 10.3


                                                                EXECUTION COPY

                              FIRST AMENDMENT TO
                           SHARE SURRENDER AGREEMENT


         This First Amendment to the Share Surrender Agreement is made and entered into as of February 15, 2006 by and between BlackRock, Inc., a Delaware corporation ("BlackRock"), PNC Bancorp, Inc., a Delaware corporation (as successor to PNC Asset Management, Inc., a Delaware corporation ("PAM") under an Assignment and Assumption Agreement entered into as January 14, 2005 (the "Assignment and Assumption Agreement")) ("Bancorp"), and The PNC Financial Services Group, Inc., a Pennsylvania corporation ("PNC"). Bancorp is an indirect wholly-owned subsidiary of PNC. Capitalized terms used in this First Amendment and not defined have the meanings set forth in the Share Surrender Agreement.

                                    RECITALS

         BlackRock, PAM and PNC entered into the Share Surrender Agreement as of October 10, 2002 (the "Share Surrender Agreement") under which PAM agreed to surrender shares of Common Stock held by it to Award Holders under the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the "Plan") and to make available for use in future long-term retention and incentive programs approved by BlackRock's board of directors to retain BlackRock employees. Bancorp, which now holds the shares of Common Stock formerly held by PAM, has, pursuant to the Assignment and Assumption Agreement, assumed and agreed to be liable for all responsibilities, duties, liabilities and obligations of PAM under the Share Surrender Agreement.

         BlackRock has entered into a Transaction Agreement and Plan of Merger with Merrill Lynch & Co., Inc. and New Boise, Inc. (the "Transaction Agreement") pursuant to which, on the terms and subject to the conditions set forth therein, among other things, Merrill Lynch & Co., Inc. will contribute to New Boise all of its interest in certain of its controlled affiliates in consideration for shares of capital stock of New Boise (the "Transaction");

         In light of the Transaction, BlackRock, PAM and PNC wish to confirm PAM's obligations with respect to the Plan and amend the provisions relating to PAM's obligations to make shares available for use in addition to those used in connection with the Plan.

         Accordingly, the parties to this First Amendment agree as follows:

         1. Existing Plan Obligations. PAM shall, and PNC shall cause PAM to, comply with its obligations to surrender to Award Holders the Payment Date Shares in accordance with the terms of Section 1.2(a) of the Share Surrender Agreement.

         2. Future Share Surrender Obligations. Section 1.2(b) of the Share Surrender Agreement is amended and restated in its entirety to read as follows:

                  "(b) The parties hereto also agree that if, pursuant to
         Section 1.2(a)(1)(B), PAM delivers a number of shares of Common Stock to Award Holders on the Payment Date calculated pursuant to Section 1.2(a)(1)(B), in addition, PAM shall, and PNC shall cause PAM to, continue to own a number of shares of Common Stock (the "Remainder Shares") equal to the excess, if any, of (1) 4,000,000 (as may be adjusted pursuant to Section 1.4.1) over (2) the number of shares of Common Stock surrendered on the Payment Date pursuant to Section 1.2(a)(1)(B) (as may be adjusted pursuant to Section 1.4.1). PAM shall, and PNC shall cause PAM to, make the Remainder Shares available for use in future incentive plans or programs approved by BlackRock's Board of Directors for the benefit of BlackRock employees; provided that any such future plans or programs ("Future Incentive Plans") will have the following characteristics: (1) grants to employees under any Future Incentive Plan will not be made effective before 2007, (2) grants will be awards measured by, and satisfied through delivery of, a number of shares of Common Stock, (3) the vesting of grants will be dependent on BlackRock's achievement of performance goals to be approved by the compensation committee of its Board of Directors, and
         (4) although the vesting of grants may take place based on achievement of either annual or multi-year performance goals, the grants will finally vest and be paid in not less than three years following the effectiveness of the grant, subject to customary acceleration provisions relating to a change in control of BlackRock. BlackRock will not make grants using Remainder Shares under any Future Incentive Plans to the extent that such grants would result in PNC recognizing in the aggregate more than $50 million in expense in any one year as a result of the use of Remainder Shares in Future Incentive Plans. For the purposes of the prior sentence, the aggregate expense recognized by PNC in any year as a result of the use of Remainder Shares in Future Incentive Plans will equal the sum of

                  (1) (x) the pre-tax expense recognized by BlackRock (under generally accepted accounting principles as may be applicable to BlackRock from time to time) in such year as a result of the grant, whether in that or prior years, to its employees of awards to be satisfied through the use of the Remainder Shares multiplied by (y) PNC's ownership percentage in BlackRock calculated on the basis used to determine PNC's recognition of BlackRock's income under equity accounting principles, and

                  (2) the pre-tax expense directly recognized by PNC (under generally accepted accounting principles as may be applicable to PNC from time to time) in such year as a result of its making Remainder Shares available for use by BlackRock in respect of grants, whether in that or prior years, under Future Incentive Programs.

                  For illustrative purposes only, an example of such calculation is set forth as Exhibit A.

         If BlackRock should at any time make grants in excess of this limitation, BlackRock will promptly take whatever steps are appropriate to correct this situation so that PNC is not required to recognize such expense in excess of the $50 million per year maximum. PAM shall, and PNC shall cause PAM to, deliver shares in accordance with the terms of any such Future Incentive Plans that satisfy the criteria set forth herein. Nothing in this Agreement restricts in any way the grant of other incentive awards to BlackRock employees, including other awards using Common Stock other than the Remainder Shares."

         3. Adjustment. Section 1.4.1 of the Share Surrender Agreement is amended and restated in its entirety to read as follows:

                  "Adjustment. The number of shares and class of Common Stock or substitute consideration therefor subject to this Agreement shall be appropriately adjusted to reflect any stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, reorganizations, consolidations, mergers, share exchanges or similar business combinations or any other similar changes to the capital structure of BlackRock."

         4. Sale of BlackRock. If BlackRock is acquired by another company or enters into any other transaction as a result of which the Remainder Shares are being converted into the right to receive cash or other property, including the securities of any issuer other than BlackRock, other than in connection with the creation of New Boise as contemplated in the Transaction Agreement, then
(1) the Board of Directors of BlackRock shall be permitted (either in the original terms of any Future Incentive Plan or otherwise) to provide for the acceleration of the vesting of the entitlement to any Remainder Shares then subject to outstanding grants under any Future Incentive Plan to a point in time immediately prior to the closing of such a transaction, and (2) PAM's obligation under Section 1.2(b) of the Share Surrender Agreement (as amended by this First Amendment) to retain and make available for use in Future Incentive Plans any Remainder Shares not then subject to any outstanding grants under any Future Incentive Plan shall immediately terminate.

         5. Change in Control of PNC. Upon a change of control of PNC, as that term is defined in the Implementation and Stockholder Agreement among PAM, BlackRock and New Boise, all Remainder Shares not previously delivered to employees of BlackRock will be transferred to BlackRock or otherwise as directed by the compensation committee of its Board of Directors for use in satisfying then pending grants and otherwise as determined by BlackRock's Board of Directors.

         6. Impact of Transaction. The formation of New Boise and conversion of shares contemplated to occur on the closing as set forth in the Transaction Agreement shall not require any adjustment under Section 1.4.1 of the Agreement.

         7. Voting Support. To the extent required in order to adopt a Future Incentive Plan meeting the specifications set forth herein, PNC shall, and shall cause any of its Affiliates, to vote or act by written consent all of the shares of New Boise Capital Stock Beneficially Owned (such terms as defined in the Implementation and Stockholder Agreement, of even date herewith, by and among PNC, BlackRock and New Boise Inc.) by it in favor of such plan.

         8. No Other Amendments. Except as expressly amended by this First Amendment, the Share Surrender Agreement shall remain in full force and effect in accordance with its terms.

         9. Termination. This First Amendment shall immediately terminate and be of no further effect, and the Share Surrender Agreement shall continue in effect as if not amended by this First Amendment, upon any termination of the Transaction Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have duly executed this First Amendment as of the date first above mentioned.


BLACKROCK, INC.

By:      /s/ Laurence D. Fink
         -----------------------------------

Name:    Laurence D. Fink

Title:   Chairman & Chief Executive Officer


PNC BANCORP, INC.

By:      /s/ James E. Rohr
         ___________________________________

Name:      James E. Rohr
         ___________________________________

Title:   Chairman and Chief Executive Officer
         ___________________________________

THE PNC FINANCIAL SERVICES GROUP, INC.

By:        /s/ James E. Rohr
         ___________________________________

Name:     James E. Rohr
         ___________________________________

Title:   Chairman and Chief Executive Officer
         ___________________________________